Exhibit 99.1

Tel-Instrument Electronics Corp. Receives $1.6 Million Test Set Order

East Rutherford, NJ – June 4, 2020 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, announced that it has received a Mode 5 test set order valued at $1.6 million from its European distributor, Muirhead Avionics, for delivery to the German military.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We are pleased to have received this significant follow-on T-4530i test set order for the German military. This new test set includes extended life Ni-MH batteries and significantly expanded manual Mode 5 test capability using either the KIV-77 or European SIT-2010 crypto appliques. We expect to ship this order during this calendar year. We are currently pursuing other significant domestic and international opportunities which we hope to secure later this summer.”

“We continue to be excited by the opportunities that exist for our new 4.5-pound SDR/OMNI hand-held test. The introduction of this product has been delayed due to technology upgrades to meet the standards for the next generation of military applications. The upgraded and faster processor with improved video graphics processing capability will provides more opportunities to expand the applications for this new unit. While this change will likely move the initial product introduction for the commercial avionics market into the later part of this calendar year, we believe the upgrade will better position the Company to win larger, more lucrative military contracts which are critical to our long-term growth moving forward.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso Tel-Instrument Electronics Corp. (201) 933-1600 John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200 jnesbett@institutionalms.com